SEPARATION AGREEMENT
This Separation Agreement (including all Exhibits attached hereto, this “Separation Agreement”) is made and entered into on February 13, 2019, by and between Stéphane Rambaud-Measson (“Executive”) and Westinghouse Air Brake Technologies Corporation (the “Company”). Capitalized terms used and not defined herein shall have the meaning provided in the Amended and Restated Employment Agreement entered into by and between Executive and the Company, dated as of the 24th day of October, 2016, as modified and clarified by that assignment letter dated January 1, 2018, from Scott Wahlstrom to Executive (as modified and clarified, the “Employment Agreement”).
The Company and the Executive agree as follows:

a)
Date of Termination. Executive’s employment with the Company terminated for Good Reason effective as of February 12, 2019 (the “Date of Termination”). Both parties agree that the requirement to supply a notice of termination for Good Reason (as defined in the Employment Agreement or otherwise) has been waived or satisfied as of the date hereof. In addition, Executive resigns, effective as of the Date of Termination, from his position as a Director of the Company and Chief Operating Officer of the Company, and, effective on or prior to the Date of Termination, from all other positions Executive holds as an officer, director or employee of the Company or any of its subsidiaries and affiliates. Executive will execute such other documents and take such other actions as may be necessary or reasonably requested by the Company or any of its subsidiaries or affiliates to effectuate or memorialize the resignation of such positions, with any such requests to be made before the Date of Termination to the extent reasonably practicable.

b)
Severance Benefits. In consideration for Executive’s (i) execution of this Separation Agreement, (ii) execution, no earlier than the Date of Termination and no later than 52 days following the Date of Termination, of the release of claims attached hereto as Exhibit A (the “Release”), and (iii) non-revocation of the Release, (x) for purposes of the Employment Agreement, Company and Executive agree that Executive’s termination of employment from the Company constitutes a termination of employment for Good Reason entitling Executive to the payments under Section 4(a) of the Employment Agreement, and (y) Executive will receive the payments and benefits as specified on the attached Exhibit B and the Consulting Agreement in the attached Exhibit C, all subject to applicable tax withholding (collectively, the “Severance Benefits”). A lump-sum cash payment of 270,000 Euros (the “Cash Payment”) and the Severance Benefits are in full satisfaction of all payment obligations of the Company and its subsidiaries under the Employment Agreement, the Company 2011 Stock Incentive Plan (as amended or amended and restated from time to time, the “Equity Plan”), the Company Long Term Incentive Plan and other compensation arrangements of the Company and its subsidiaries, including but not limited to, Executive’s positions with any of the Company’s subsidiaries in France.

c)
Faiveley Transport Shares. The parties acknowledge that Executive currently owns 10,000 shares of stock issued by Faiveley Transport, a subsidiary of the Company, (the “Faiveley Transport Shares”), and that Executive has the right to sell the Faiveley Transport Shares to the Company at a defined price of 103.96 Euros per share (the “Faiveley Transport Share Price”). Executive shall sell the Faiveley Transport Shares to the Company, and the Company shall purchase the Faiveley Transport Shares from

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Executive, at the Faiveley Transport Share Price and in accord with selling procedures previously agreed between the parties on a date selected by Executive before December 31, 2019.

d)	Consulting Agreement. Executive and the Company agree to enter into the Consulting Agreement, attached hereto as Exhibit C, effective as of the Date of Termination.

e)
Non-Disparagement. Executive agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its past or present employees, officers, directors, managers, board members, stockholders, subsidiaries, successors, and anyone acting on its or their joint or several behalf (the “Company Parties”), or any aspect of his employment with the Company or its subsidiaries. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or the Company Parties. Similarly, the Company agrees that it shall use its best efforts to cause its executive officers, directors, members of the Executive Office and Group Executives (the “Company Individuals”) to refrain from talking about or otherwise communicating to any third parties in a malicious, disparaging or defamatory manner regarding Executive. Company shall indemnify Executive for any economic damages caused to him as a result of any Company Individual who communicates in writing or orally about Executive in an intentionally or recklessly malicious, disparaging or defamatory manner.

f)
Indemnification Obligation. The Company shall indemnify Executive, including, but not limited to, advancing expenses as provided in the Company’s By-Laws, to the maximum extent permitted under applicable law for acts taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

In the event the Company is obligated to advance the expenses for any proceeding against Executive in accordance with the foregoing paragraph, the Company shall be entitled to assume the defense of such proceeding upon the delivery to Executive of written notice of its election so to do. After delivery of such notice and the retention of such counsel by the Company, the Company will not be liable to Executive for any fees of counsel subsequently incurred by Executive with respect to the same proceeding, provided that (i) Executive shall have the right to employ his counsel in any such proceeding at Executive’s expense; and (ii) if (A) the employment of counsel by Executive has been previously authorized by the Company, (B) Executive shall have reasonably concluded that there may be a conflict of interest between the Company and Executive in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Executive’s counsel shall be at the expense of the Company.

g)
Company Property. Executive affirms that he has, or will have within a reasonable time after the Date of Termination, returned to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes Company (or its subsidiary)-owned or leased motor vehicles, equipment, supplies and

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documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made therefrom, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. Executive further agrees that he will not retain any copies or duplicates of any such Company Property. However, this paragraph shall be subject to the terms of the Consulting Agreement in Exhibit C so that Executive shall, for example, retain such documents as may be necessary or appropriate in order to render the services required of him under the Consulting Agreement, subject to their return to the Company as provided in such Consulting Agreement. Further, Executive may retain any such Company Property to the extent that it consists solely of information that, through no fault of Executive, is available to the public as of the expiration of the Consulting Agreement.

h)
Acknowledgements. Nothing in this Separation Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and Executive shall prevent Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by such privilege.

i)
Nature of Agreement. This Separation Agreement, including any documents executed pursuant to paragraph (a) of the Separation Agreement contains the entire agreement between the Company (including its subsidiaries) and Executive regarding Executive’s departure from the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and Executive. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Separation Agreement.

j)
Choice of Law. Except as expressly provided in an Exhibit hereto with respect to such Exhibit, this Separation Agreement will be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York will control the interpretation and construction of this Separation Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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[Signatures on the following page.]

Separation Agreement – Rambaud-Measson
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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
    Name: Scott E. Wahlstrom
    Title: Executive Vice President, Human Resources

    Stéphane Rambaud-Measson

[Signature Page to Separation Agreement – Rambaud-Measson]
NAI-1506290950v10

Exhibit A
Release of Claims
(see attached)

Separation Agreement, Exhibit A – Rambaud-Measson
NAI-1506290950v10

Mutual Release
THIS MUTUAL RELEASE (the “Release”) is entered into between Stéphane Rambaud-Measson (“Executive”) and Westinghouse Air Brake Technologies Corporation (the “Company”), for the benefit of Executive and the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Sections 4(a)(ii), (a)(iii), and (a)(iv) of the Amended and Restated Employment Agreement entered into by and between Executive and the Company, dated as of the 24th day of October, 2016, as modified and clarified by that assignment letter dated January 1, 2018, from Scott Wahlstrom to Executive (as modified and clarified, the “Employment Agreement”), and Executive’s services and undertakings set forth in the Separation Agreement and the Consulting Agreement, dated as of February 12, 2019 (the “Consulting Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
Accordingly, Executive and the Company agree as follows.
1.In consideration for the payments and other benefits provided by the Company to Executive and by Executive to the Company in the Separation Agreement, to which Executive and the Company are not otherwise entitled, and the sufficiency of which Executive and the Company acknowledge, Executive and the Company represent and agrees, as follows:
(a)    Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with the Company, its subsidiaries, and affiliates or the termination thereof and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state, foreign, or local employment statute, law, order, ordinance, or common law doctrine, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, or any other federal, state, foreign, or municipal statute, law, order, ordinance or common law doctrine relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of the Separation Agreement, the Consulting Agreement and/or this Release.
(b)    To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.
(c)    Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to executing this

Release – Rambaud-Measson
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Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by Scott Wahlstrom at the Company, 1001 Air Brake Avenue, Wilmerding, Pennsylvania, 15148, within the time period set forth above.
(d)    (i)    Subject to the exclusions set forth in paragraph (1)(d)(ii), the Company hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue Executive from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with the Company, its subsidiaries, and affiliates or the termination thereof and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state, foreign, or local employment statute, law, order, ordinance, or common law doctrine, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the ADEA, the Older Workers Benefit Protection Act, or any other federal, state, foreign, or municipal statute, law, order, ordinance or common law doctrine relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of the Separation Agreement, the Consulting Agreement and/or this Release.
(i)    The following are excluded from paragraph (1)(d)(i) of this Release: (a) any claim arising from any criminal or unlawful action by Executive; (b) any claim arising from Executive’s intentional misconduct (including but not limited to fraud, misrepresentation, embezzlement, or misappropriation) or bad faith; (c) any claim for an intentional and/or reckless material violation of the Company’s Code of Conduct by the Executive during his term of employment with the Company, including Executive’s engaging in intentional and/or reckless material breaches of the Company’s information security, failure to maintain material aspects of the Company’s books and records in a reasonably accurate manner where Executive had an affirmative duty to maintain such books and records accurately, and/or any failure to report intentional and material violations of the Company’s Code of Conduct by others when such violation was known to Executive at the time it occurred; (d) any clawback or other recovery of compensation from Executive under law, governmental regulation, stock exchange listing requirement, the Wabtec Corporation 2013 Recoupment Policy, or clauses (i), (ii) or (iii) contained in the last sentence of Section 2.4 of the Company 2011 Stock Incentive Plan (as amended or amended and restated from time to time); (e) any claim initiated by a third party; (f) any claim that arises from events that occur after the execution of this Release; (g) any claim relating to the Separation Agreement; or (h) any claim that as a matter of law is non-waivable. For the avoidance of doubt, the exceptions to the Company’s release of Executive do not include any potential claims arising out of the first two sentences of Section 2.4 or clause (iv) of the last sentence of Section 2.4 of the Equity Plan, and any such claims are hereby released.
(ii)    To the maximum extent permitted by law, the Company agrees that it has not filed, nor will it ever file, a lawsuit asserting any claims which are released by paragraph 1(d) of this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of paragraph 1(d) of this Release.

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(iii)    The effectiveness of this paragraph 1(d) of the Release is expressly conditioned upon paragraph 1(a) of this Release becoming irrevocable. If the condition set forth in the preceding sentence is not satisfied, paragraph 1(d) of this Release shall be null and void.
2.    This Release specifically excludes (i) Executive’s rights and the Company’s obligations under Sections 4(a)(ii), (a)(iii), (a)(iv), and (a)(vii) of the Employment Agreement, (ii) any right of Executive to enforce the Separation Agreement and the Consulting Agreement, (iii) any rights or claims with respect to indemnification and advancement of fees and costs for actions taken within the scope of his employment and his service as an officer and/or director of the Company and/or any of its subsidiaries, which shall include the availability of all insurance coverage that may apply to such claims, (iv) any vested rights or benefits under any employee benefit plan or program of the Company or any of its subsidiaries and (v) any right of Executive or obligation of the Company under a Sub-Agreement that survives the termination of Executive’s employment.
3.    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
4.    This Release will be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits set forth in the Separation Agreement.
Stéphane Rambaud-Measson

Date:

WESTINGHOUSE AIR BRAKE                 TECHNOLOGIES CORPORATION

Release – Rambaud-Measson
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Date: ____________________________            By: _____________________________
                                Name: Scott E. Wahlstrom                                        Title: Executive Vice President, Human                                     Resources

Release – Rambaud-Measson
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Exhibit B
Severance Benefits

1.
Within 30 days after the Date of Termination, the Company shall pay to Executive a lump sum cash amount equal to U.S. $________, which reflects the sum of (a) Executive’s annual Base Salary of U.S. $900,000 through the Date of Termination to the extent not heretofore paid, in full satisfaction of Section 4(a)(i)(A) of the Employment Agreement; and (b) Executive’s accrued vacation pay through February 12, 2019, in full satisfaction of Section 4(a)(i)(D) of the Employment Agreement. Within 30 days after the Date of Termination, Executive shall submit to the Company his business expenses that are reimbursable under the Employment Agreement, and the Company shall pay to Executive, in U.S. dollars, a lump sum cash amount equal to those expenses, in full satisfaction of Section 4(a)(i)(B) of the Employment Agreement. In December, 2018, the Company pre-paid to Executive a lump sum cash payment in the amount of U.S. $900,000 in respect of his Annual Bonus for 2018. The Company represents that, in the exercise of good faith, it has calculated the performance of the Company in 2018 such that Executive is entitled to be paid the $900,000 already paid and no additional amount in connection with his Annual Bonus for 2018. Thus, this payment is in full satisfaction of Section 4(a)(i)(C) of the Employment Agreement. Executive and the Company agree that Executive is not entitled to any additional amounts with respect to his Annual Bonus for 2018.

2.	On March 30, 2019, the Company shall pay to Executive a lump sum cash amount equal to U.S. $3,600,000, in full satisfaction of Section 4(a)(ii) of the Employment Agreement.

3.
At such time as the Company pays annual bonuses to senior executives of the Company for calendar year 2019 (and paid by December 31, 2019 to the extent reasonably possible), the Company shall pay to Executive, in U.S. dollars, in full satisfaction of Section 4(a)(iii) of the Employment Agreement, a lump sum cash amount equal to the product obtained by multiplying (A) the full year bonus that Executive would have earned pursuant to the Employment Agreement had Executive remained employed through the end of 2019 based on the degree of satisfaction of the applicable performance targets (but assuming target performance with respect to any subjective criteria), by (B) a fraction, the numerator of which is the total number of days that have elapsed from January 1, 2019 through the Date of Termination and the denominator of which is 365.

4.
With respect to the performance units of the Company granted to Executive on February 7, 2017 and February 6, 2018 (collectively, the “Performance Units”), Executive will be entitled to receive, at such time that the Performance Units would otherwise be paid under the terms of the applicable award agreement and the Equity Plan governing such Performance Units, a lump-sum cash payment in U.S. dollars equal to the product of (A) the total number of Performance Units Executive would have earned based on actual performance assuming Executive remained employed through the end of the applicable performance cycle, multiplied by (B) a fraction, the numerator of which is the total number of days that have elapsed during the applicable performance period through February 29, 2019 and the denominator of which is 1095, multiplied by (C) the Fair Market Value (as defined in the Equity Plan) of a share of Common Stock (as defined in the Equity Plan) as of the payment date designated by the Board of Directors of the Company for payment of performance units to all other performance unit award holders with respect to the applicable performance period. In determining the number and value of Performance Units that Executive will receive, the Company agrees that the Executive will not be treated any worse than the other top five executives at the Company with respect to any factors

Separation Agreement, Exhibit B – Rambaud-Measson
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considered by the Company and/or the Committee (as defined in the Equity Plan), and upon Executive’s reasonable request in writing, the Company shall provide Executive with the calculations and other analysis used to determine the number and value of performance units that such top five executives of the Company received for the applicable performance period. Notwithstanding anything to the contrary in the Equity Plan, the applicable award agreement or the Company Long Term Incentive Plan, if a Section 11 Event (as defined in the Equity Plan) occurs prior to the end of the applicable performance period for the Performance Units, Section 3C of the applicable award agreement shall apply to such Performance Units to the extent amounts are due in excess of the amount in the preceding sentence.

5.
With respect to the restricted stock units of the Company granted to Executive under the Equity Plan and applicable award agreement (collectively, the “Restricted Stock Units”), Executive will receive a lump sum cash payment in U.S. dollars equal to the Fair Market Value (as defined in the Equity Plan) as of May 1, 2019 of 35,183 Restricted Stock Units, with payment to be made by May 6, 2019.

6.
For the avoidance of any doubt, (a) the first and second sentence of Section 2.4 of the Equity Plan will not apply to any award granted under the Equity Plan that the Company has issued or may issue to Executive, including but not limited to the Performance Units that Executive has, will and/or may receive, any performance units that Executive has previously received, the Restricted Stock Units, and any shares of the Company previously issued to Executive, and (b) clause (iv) in the last sentence of Section 2.4 of the Equity Plan refers solely to the Wabtec Corporation 2013 Recoupment Policy.

7.
If Executive dies before all payments due to Executive under the Separation Agreement or this Exhibit B have been paid, the amounts remaining due shall be paid to his surviving spouse who is Alexandra Rambaud-Measson (or, if none, his estate), at the same time such amounts would have otherwise been paid to Executive.

8.
With respect to Executive’s taxes for calendar years 2018, 2019 and 2020, the Company will, at Executive’s request, arrange for Executive (or his estate if he has died) to obtain tax planning advice and tax return preparation services from Deloitte pursuant to preexisting arrangements for expatriate personnel whose primary work location is at the Company’s headquarters. Any such services for tax returns related to calendar years 2018, 2019 and 2020 will be provided between the Date of Termination and December 31, 2022.

9.
The Company will, consistent with its relocation policy as in effect from time to time, reimburse Executive for all reasonable and customary relocation expenses incurred by Executive prior to February 1, 2020 in connection with Executive’s relocation to Germany. Executive shall provide the Company with appropriate documentation relating to expenses incurred in connection with Executive’s relocation within 30 days after incurring such expense, and the Company will provide such reimbursement within 30 days after Executive submits such documentation, but in any event by March 15, 2020.

10.
The Company will reimburse Executive for the cost of a business class round trip flight from Berlin, Germany to Pittsburgh, Pennsylvania, for both Executive and his wife, to be completed in 2019. Executive shall provide the Company with appropriate documentation of the expense of such flight within 30 days after incurring such expense, and the Company will provide such reimbursement within 30 days after Executive submits such documentation.

Separation Agreement, Exhibit B – Rambaud-Measson
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11.
Payments due to Executive under this Exhibit B after March 15, 2019 shall be made to Executive’s bank account in Germany (Commerzbank) unless otherwise directed by Executive, provided that Executive provides the Company with 3 days’ advance written notice of such direction. The current wire instructions for Executive’s bank account at Commerzbank are as follows:

Owner:        Stephane Rambaud-Measson

Separation Agreement, Exhibit B – Rambaud-Measson
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Exhibit C
Consulting Agreement
(see attached)

Separation Agreement, Exhibit C – Rambaud-Measson
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CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”), dated as of February 12, 2019 (the “Effective Date”), is entered into by and between Westinghouse Air Brake Technologies Corporation (the “Company”), and Stéphane Rambaud-Measson (“Consultant”).
RECITALS
WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business; and
WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date.
NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.    Consulting Services.
(a)    Capacity. The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company and its subsidiaries for the purpose of advising the Company with respect to transition issues relating to the Company’s transit business, as determined by the Executive Chairman of the Board of Directors of the Company (the “Board”). Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the Executive Chairman of the Board and Consultant, provided that Consultant shall make himself available in any event to provide consulting services for 40 hours per month, or such other time commitment as may be mutually agreed upon by the parties. The Company may request consulting services from Consultant during the Term (as defined below) of this Agreement consistent with Consultant’s time commitment set forth in the preceding sentence. During the Term of this Agreement, Consultant shall report to Albert J. Neupaver (the Executive Chairman of the Board).
(b)    Term and Operation. This Agreement will commence on the Effective Date and shall continue until, and shall end upon, February 11, 2020 (the “Term”). This Agreement will terminate automatically on the death of Consultant. However, any amounts due to Consultant for periods before his death shall be payable to his surviving spouse, who is Alexandra Rambaud-Measson (or, if none, to his estate).
(c)    Compensation. In consideration of Consultant’s performance of the consulting services, during the Term of this Agreement the Company will make a monthly payment to Consultant in an amount equal to $16,500.
(d)    Reimbursement of Expenses. The Company shall reimburse Consultant for all expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement that are determined to be reasonable by Mr. Neupaver. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided.

Separation Agreement, Exhibit C – Rambaud-Measson
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2.    Competitive Activity; Confidentiality; Nonsolicitation.
(a)    Acknowledgements and Agreements. Consultant hereby acknowledges and agrees that in the performance of Consultant’s services for the Company during the Term of this Agreement, Consultant may be brought into frequent contact with existing and potential customers of the Company throughout the world. Consultant also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 2(e)(i), gained by Consultant during Consultant’s association with the Company, may have been developed by the Company through substantial expenditures of time, effort and money and may constitute valuable and unique property of the Company. Consultant further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Consultant not compete with the Company during the Term of this Agreement, as further provided in the following subparagraphs.
(b)    Covenants.
(i)    Covenants During the Term of this Agreement. During the Term of this Agreement, Consultant will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Term of this Agreement, Consultant will not:

(A)	enter into or engage in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.
(ii)    Indirect Competition. For the purposes of subparagraph 2(b)(i), but without limitation thereof, except to the extent approved in writing by Mr. Neupaver, Consultant will be in violation thereof if, during the Term of this Agreement, Consultant engages in any or all of the activities set forth therein directly as an individual on Consultant’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer, manager and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Consultant or Consultant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.
(iii)    During the Term of this Agreement, Consultant may, but is not required to, advise Mr. Neupaver or his designee of any activities that Consultant is, or intends to be, participating in. Mr. Neupaver or his designee shall promptly advise Consultant whether the Company agrees that the activities do not constitute a violation of subparagraph 2(b)(i), and Mr. Neupaver or his designee shall not unreasonably delay or withhold his approval.

Separation Agreement, Exhibit C – Rambaud-Measson
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(c)    The Company. For purposes of this paragraph 2, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.
(d)    Non-Solicitation. During the Term of this Agreement, Consultant will not directly or indirectly solicit, recruit or hire any of the Company’s employees for employment, or assist any other person or entity in soliciting, recruiting or hiring any employees of the Company for employment.
(e)    Further Covenants.
(i)    Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Consultant may have acquired such information (“Confidential Information”). Such Confidential Information shall include, without limitation, the Company’s unique, secret and/or confidential selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Consultant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Consultant during the Term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.
(ii)    Notwithstanding the foregoing, Confidential Information will not include any information that (a) Consultant obtained or learned about before he became employed by the Company or after the termination of this Agreement, (b) has become known to the public or otherwise non-confidential through no fault of Consultant, or (c) the Consultant has no good faith reason to believe is considered confidential by the Company (“Non-Confidential Information”). This Agreement does not set any limit on Consultant’s ability to use any Non-Confidential Information after the Term of this Agreement.
(iii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a

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lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(iv)    Consultant agrees that upon termination of Consultant’s service with the Company, for any reason, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any Confidential Information listed in subparagraph 2(e)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Consultant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
(v)    Nothing in this Agreement prevents Consultant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(f)    Discoveries and Inventions; Work Made for Hire.
(i)    Consultant agrees that upon conception and/or development during his prior employment with the Company and/or during the Term of this Agreement of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates directly to the business of the Company, or (B) relates directly to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Consultant for the Company, Consultant will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design (“Company Invention”).
(ii)    Notwithstanding the foregoing, Consultant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consultant conceived, developed, conceives and/or develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates directly to the business of the Company, or (y) relates directly to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Consultant for the Company (“Consultant Invention”).
(iii)    In order to determine the rights of Consultant and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Consultant agrees that during the Term of this Agreement, Consultant will disclose immediately and fully to Mr. Neupaver any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Consultant during his prior employment with the Company and/or during the Term of this Agreement as described in paragraphs (f)(i) and (ii) solely or jointly with others. The Company agrees to keep any such disclosures

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confidential and that the fact that Consultant has made this required disclosure is not evidence that the information disclosed is a Company Invention. The Company agrees that it will promptly and in good faith confirm whether, from the Company’s perspective, the disclosed idea, discovery, invention, improvement, software, writing or other material or design is a Company Invention or a Consultant Invention.
(iv)    With respect to any disagreement between the Company and the Consultant about whether a disclosed idea, discovery, invention, improvement, software, writing or other material or design is a Company Invention or a Consultant Invention, the parties agree to promptly and in good faith engage in a mediation proceeding in an effort to resolve the dispute.
(v)    Consultant also agrees to record descriptions of all work for the Company in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.
(vi)    Consultant agrees that at the request of and without charge to the Company, but at the Company’s expense, Consultant will execute a written assignment of any Company Invention to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein; and that Consultant will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. The Company agrees that at the request of and without charge to Consultant, but at the Consultant’s expense, Company will execute a written assignment of any Consultant Invention to Consultant and will assign to the Consultant any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein.
(vii)    Consultant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Consultant for the Company during the Term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Westinghouse Air Brake Technologies Corporation, All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
(g)    Non-Competitive Work. For the avoidance of any doubt, and notwithstanding anything else in this Agreement, during the Term of this Agreement Consultant may on his own time work individually and/for any entity, joint venture or partnership on any project which does not compete with the business of the Company. During the Term of this Agreement, Consultant shall disclose any such work to Mr. Neupaver or his designee and seek from Mr. Neupaver or his designee agreement that such

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work does not constitute a violation of this Section 2, which agreement shall not be unreasonably delayed and/or withheld.
(h)    Communication of Contents of Agreement. During the Term of this Agreement, Consultant will communicate the material contents of paragraph 2 of this Agreement to any person, firm, association, partnership, corporation or other entity that Consultant intends to be employed by, associated with, or represent.
(i)    Relief. The parties acknowledge and agree that the remedy at law available to the parties for breach of any of the other party’s obligations under this Agreement would be inadequate. The parties therefore agree that, in addition to any other rights or remedies that the parties may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 2(b), 2(d), 2(e), 2(f), and 2(g) inclusive, of this Agreement, without the necessity of proof of actual damage.
(j)    Reasonableness. Consultant and the Company acknowledge that their obligations under this paragraph 2 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company and Consultant if the other party were to violate such obligations. Consultant and the Company further acknowledge that this Agreement is made in consideration of, and is adequately supported by the agreement of Consultant and the Company to perform their respective obligations under this Agreement and by other consideration, which Consultant and the Company acknowledge constitutes good, valuable and sufficient consideration.
3.    Independent Contractor. During the Term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant shall not hold himself out as an employee or agent of the Company or of any subsidiary, division or affiliate with authority to perform any legally binding act. Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the Term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the U.S. Federal Insurance Contributions Act, the U.S. Social Security Act, the U.S. Federal Unemployment Tax Act or any worker’s compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the Term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.
4.    Survival. Subject to any limits on applicability contained therein, paragraph 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement. Notwithstanding the foregoing or any provision of any other agreement with the Company, the Company agrees that, in consideration of this Agreement (including Consultant’s commitments in Sections 2(b) and (d) hereof during the Term of this Agreement), the noncompetition and nonsolicitation provisions in Sections 2(b) and (d) hereof shall cease to apply after February 11, 2020.

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5.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
6.    Complete Agreement. This Agreement, the Separation Agreement, dated February 13, 2019, by and between Consultant and the Company, including all exhibits thereto, embody the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of the Effective Date supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
7.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
8.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
9.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of New York. Consultant agrees that the state and federal courts located in the State of New York shall have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
10.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
WESTINGHOUSE AIR BRAKE
TECHNOLOGIES CORPORATION

By:	Name: Scott. E. Wahlstrom Title: Executive Vice President, Human Resources

Separation Agreement, Exhibit C – Rambaud-Measson
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Stéphane Rambaud-Measson

Separation Agreement, Exhibit C – Rambaud-Measson
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